Exhibit 10.13

Amendment 2016-1
to the
Devon Energy Corporation
Non-Qualified Deferred COMPENSATION Plan

The Devon Energy Corporation Non-Qualified Deferred Compensation Plan (the "Plan") is amended, effective as of the dates set forth below, as follows:

1.Effective January 1, 2017, Section 4.1(a) of the Plan ("Bonus") is amended in its entirety to read as follows:

"(a)Bonus.  An Eligible Employee may elect to defer, on such form and in such manner as are established by the Committee for such purpose, up to 100% of the Eligible Employee's Bonus as long as such deferral does not reduce such Eligible Employee's Bonus below an amount necessary to satisfy applicable tax withholding obligations, benefit plan contributions, and other withholding obligations.  The deferral elections will apply to any Bonus that may be earned by an Eligible Employee in the applicable Plan Year."

2.Effective January 1, 2017, Section 4.1(b) of the Plan ("Base Salary") is amended in its entirety to read as follows:

"(b)Base Salary.  An Eligible Employee may elect to defer, on such form and in such manner as are established by the Committee for such purpose, up to 50% of the Eligible Employee's Base Salary as long as such deferral does not reduce such Eligible Employee's Base Salary below an amount necessary to satisfy applicable tax withholding obligations, benefit plan contributions, and other withholding obligations.  The deferral elections will apply to any Base Salary that may be earned by an Eligible Employee in the applicable Plan Year."

3. Effective January 1, 2017, the flush paragraph at the end of Section 4.1 of the Plan ("Deferrals"), which begins "Notwithstanding the foregoing," is designated as subsection (c) and amended in its entirety to read as follows:

"(c)Newly Eligible Employees.  Notwithstanding the foregoing in subsections (a) and (b), the deferral election of any Eligible Employee who initially becomes eligible to participate in the Plan during a Plan Year pursuant to Section 4.2(b) shall apply only to Base Salary and any Bonus which may be earned by such Eligible Employee with respect to services performed after the Eligible Employee files an irrevocable deferral election form and it is effective.  In this regard, an Eligible Employee's Bonus deferral election shall be prorated to the extent necessary to ensure that it applies only to the portion of the Bonus earned for periods after the deferral election is filed and effective."

3.Effective as of the date of execution hereof, Section 8.8 of the Plan ("Claims Review Procedures") is amended to add new subsections (d) and (e), such new subsections to read as follows:

DB1/ 89024198.2

"(d)Exhaustion of Claims Procedures. A claim or action (1) to recover benefits allegedly due under the Plan or by reason of any law; (2) to enforce rights under the Plan; (3) to clarify rights to future benefits under the Plan; or (4) that relates to the Plan and seeks a remedy, ruling or judgment of any kind against the Plan or a plan administrator or a party in interest (collectively, a "Judicial Claim"), may not be commenced in any court or forum until after the claimant has exhausted the Plan's claims and appeals procedures (an "Administrative Claim").  A claimant must raise all arguments and produce all evidence the claimant believes supports the claim or action in the Administrative Claim and shall be deemed to have waived every argument and the right to produce any evidence not submitted to the Committee as part of the Administrative Claim.  Any Judicial Claim must be commenced in the appropriate court or forum no later than 24 months from the earliest of (A) the date the first benefit payment was made or allegedly due; (B) the date the Committee or its delegate first denied the claimant's request; or (C) the first date the claimant knew or should have known the principal facts on which such claim or action is based; provided, however, that, if the claimant commences an Administrative Claim before the expiration of such 24-month period, the period for commencing a Judicial Claim shall expire on the later of the end of the 24-month period and the date that is 3 months after the final denial of the claimant's Administrative Claim, such that the claimant has exhausted the Plan's claims and appeals procedures.  Any claim or action that is commenced, filed or raised, whether a Judicial Claim or an Administrative Claim, after expiration of such 24-month limitations period (or, if applicable, expiration of the 3-month limitations period following exhaustion of the Plan's claims and appeals procedures) shall be time-barred.  Filing or commencing a Judicial Claim before the claimant exhausts the Administrative Claim requirements shall not toll the 24-month limitations period (or, if applicable, the 3-month limitations period).

(e)Venue.  The courts of competent jurisdiction in Oklahoma City, Oklahoma shall have exclusive jurisdiction for all claims, actions and other proceedings involving or relating to the Plan, a plan administrator or a party in interest, including, by way of example and not limitation, claim or action (1) to recover benefits allegedly due under the Plan or by reason of any law; (2) to enforce rights under the Plan; (3) to clarify rights to future benefits under the Plan; or (4) that relates to the Plan and seeks a remedy, ruling or judgment of any kind against the Plan or a plan administrator or a party in interest."

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

DB1/ 89024198.2

IN WITNESS WHEREOF, Devon Energy Corporation (acting through its authorized delegate) has caused this Amendment 2016-1 to the Plan to be executed this 20th day of October, 2016.

DEVON ENERGY CORPORATION

By:  /s/ Tana K. Cashion_____________________
Name:  Tana K. Cashion
Title:  Senior Vice President, Human Resources

[Signature Page to Amendment 2016-1 to the Devon Energy Non-Qualified Deferred Compensation Plan]